Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Appoints Tech Industry Leader Pat Gelsinger as New CEO

News Highlights:

•	Bob Swan will remain in CEO role until February 15.

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Intel expects to exceed its previously communicated guidance for fourth-quarter 2020 revenue and earnings per share (EPS). Full fourth-quarter results will be released on January 21, 2021 as scheduled.

•	The company has made strong progress on its 7nm process technology and will provide an update on its January 21 earnings call.

SANTA CLARA, Calif., January 13, 2021 – Intel today announced that its Board of Directors has appointed 40-year technology industry leader Pat Gelsinger as its new Chief Executive Officer, effective February 15, 2021. Gelsinger will also join the Intel Board of Directors upon assuming the role. He will succeed Bob Swan, who will remain CEO until February 15.

Today’s announcement is unrelated to Intel’s 2020 financial performance. Intel expects its fourth-quarter 2020 revenue and EPS to exceed its prior guidance provided on October 22, 2020. In addition, the company has made strong progress on its 7nm process technology and plans on providing an update when it reports its full fourth-quarter and full-year 2020 results as previously scheduled on January 21, 2021.

Gelsinger is a highly respected CEO and industry veteran with more than four decades of technology and leadership experience, including 30 years at Intel where he began his career.

“Pat is a proven technology leader with a distinguished track record of innovation, talent development, and a deep knowledge of Intel. He will continue a values-based cultural leadership approach with a hyper focus on operational execution,” said Omar Ishrak, Independent Chairman of the Intel Board. “After careful consideration, the Board concluded that now is the right time to make this leadership change to draw on Pat’s technology and engineering expertise during this critical period of transformation at Intel. The Board is confident that Pat, together with the rest of the leadership team, will ensure strong execution of Intel’s strategy to build on its product leadership and take advantage of the significant opportunities ahead as it continues to transform from a CPU to a multi-architecture XPU company.”

“I am thrilled to rejoin and lead Intel forward at this important time for the company, our industry and our nation,” said Gelsinger. “Having begun my career at Intel and learned at the feet of Grove, Noyce and Moore, it’s my privilege and honor to return in this leadership capacity. I have tremendous regard for the company’s rich history and powerful technologies that have created the world’s digital infrastructure. I believe Intel has significant potential to continue to reshape the future of technology and look forward to working with the incredibly talented global Intel team to accelerate innovation and create value for our customers and shareholders.”

“The Board and I deeply appreciate Bob Swan for his leadership and significant contributions through this period of transformation for Intel,” continued Ishrak. “Under his leadership, Intel has made significant progress on its strategy to transform into a multi-architecture XPU company to capitalize on market shifts and extend Intel’s reach into fast-growing markets. Bob has also been instrumental in reenergizing the company’s culture to drive better execution of our product and innovation roadmap. He leaves Intel in a strong strategic and financial position, and we thank him for his ongoing guidance as he works with Pat to ensure the leadership transition is seamless.”

“My goal over the past two years has been to position Intel for a new era of distributed intelligence, improving execution to strengthen our core CPU franchise and extending our reach to accelerate growth,” said Bob Swan. “With significant progress made across those priorities, we’re now at the right juncture to make this transition to the next leader of Intel. I am fully supportive of the Board’s selection of Pat and have great confidence that, under his leadership and the rest of the management team, Intel will continue to lead the market as one of the world’s most influential technology companies.”

Most recently, Gelsinger served as the CEO of VMware since 2012, where he significantly transformed the company into a recognized global leader in cloud infrastructure, enterprise mobility and cyber security, almost tripling the company’s annual revenues. Prior to joining VMware, Gelsinger was President and Chief Operating Officer of EMC Information Infrastructure Products at EMC, overseeing engineering and operations for information storage, data computing, backup and recovery, RSA security and enterprise solutions. Before joining EMC, he spent 30 years at Intel, becoming the company’s first Chief Technology Officer and driving the creation of key industry technologies such as USB and Wi-Fi. He was the architect of the original 80486 processor, led fourteen different microprocessor programs and played key roles in the Core and Xeon families.

About Intel

Intel (Nasdaq: INTC), is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

CONTACTS:	Trey Campbell Investor Relations +1 (503) 696 2829 trey.s.campbell@intel.com	Cara Walker Media Relations +1 (503) 696-0831 cara.walker@intel.com

Forward-Looking Statements

Statements in this press release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to market opportunity and anticipated trends in our businesses or the markets relevant to them, also identify forward-looking statements. All forward-looking statements included in this release are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially are set forth in Intel’s earnings release dated October 22, 2020, which is included as an exhibit to Intel’s Form 8-K furnished to the SEC on such date, and Intel’s SEC filings, including the company’s most recent reports on Forms 10-K and 10-Q. Copies of Intel’s Form 10-K, 10-Q and 8-K reports may be obtained by visiting our Investor Relations website at www.intc.com or the SEC’s website at www.sec.gov. Intel does not undertake, and expressly disclaims any duty, to update any statement made in this report, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law.